John Rogers, Jr., founder of Ariel Investments, to retire from the NIKE, Inc. Board of Directors, Rogers to serve as strategic advisor to Nike focused on the future of sport and community

(Beaverton, OR) -- June 18, 2026 -- NIKE, Inc. (NYSE:NKE) today announced that John Rogers, Jr., a director of the Company since 2018, has decided to retire and will not stand for re-election to the NIKE, Inc. Board of Directors at the September 2026 Annual Meeting of Shareholders. Rogers’ retirement will be effective following this Annual Meeting after which he will serve as a strategic advisor to Nike focused on a variety of topics including the future of sport and social community impact.

“On behalf of Nike, I’d like to thank John for his eight years of service to our Board. We are grateful for the support and guidance he provided during his tenure, and we are delighted he will remain as an advisor to the company,” said Mark Parker, Executive Chairman of NIKE, Inc. “John is known to most as a leader in the world of business and finance, but his equally tireless dedication to many vital civic, economic, and community causes are a unique combination. We look forward to benefitting from his continued expertise as we harness the power of sport to drive positive, lasting change in communities globally.”

“It has been an honor to serve on Nike’s Board and play a part in the company's work to change lives through sport. I am proud of all that we have accomplished over the last eight years,” said John Rogers, Jr. “I look forward to continuing to support Nike in a new capacity helping the company’s impact on and investment in sport, athletes, and communities around the world. I remain confident in Nike’s future and am grateful for the opportunity to continue advancing its mission.”

About NIKE, Inc.
NIKE, Inc., headquartered in Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Converse, a wholly-owned NIKE, Inc. subsidiary brand, designs, markets and distributes athletic lifestyle footwear, apparel and accessories. For more information, NIKE, Inc.’s earnings releases and other financial information are available on the Internet at https://investors.nike.com/. Individuals can also visit https://about.nike.com/ and follow NIKE on LinkedIn, Instagram and YouTube.

Contacts
Investor Contact:
Paul Trussell
investor.relations@nike.com

Media Contact:
Sandra Carreon-John
media.relations@nike.com